Exhibit 10.7

Industrious

MEMBERSHIP AGREEMENT

Contract Date: 6/15/2022

This Membership Agreement (“Agreement”) is made by and between the Industrious entity or entities (“Industrious”) and the member (“Member”) set forth below:

Industrious		Member
Name	INDUSTRIOUS LA 9255 SUNSET BLVD LLC	Company Name	Lever
Location Address	9255 Sunset Blvd. Suite 1100 West Hollywood, CA 90069	Contact Name	Trent McKendrick
		Email	trentm@leverdebt.com

for access to and services relating to the following office space (the “Office Space”), at the following terms:

Office No(s).	Office Size (Seats)	Monthly Fee	ACH Discount	Security Deposit	Conference Room Allowance
LAXSUN008	8	$7,940.00	3% discount off	$11,910.00	13 hours per
			Monthly Fee for		month
			payments made by
			ACH via
			Industrious’ billing
			portal

License Start Date	Earliest Expiration Date	Month-to-Month Agreement	One Month Termination Option (Month-to-Month Agreements Only)	Credit Card and Debit Card Surcharge
7/1/2022	12-Month 8/31/2023	Yes	Yes	NA

The Agreement comprises this signature page and the Industrious Membership Terms and Conditions, together with any attached or referenced exhibits and schedules. Optional services are available, as set forth on the attached initial fee schedule, which fees are subject to change from time to time with reasonable advance notice to Member.

The initial Agreement term (the “Term”) will commence on the License Start Date and end on the Earliest Expiration Date (each as specified above). If Member does not wish to renew the Agreement beyond the Earliest Expiration Date, written notice of non-renewal (a “Non-Renewal Notice”) must be received by Industrious by the later of: (x) two (2) calendar months prior to the Earliest Expiration Date, or (y) the License Start Date. If a Non-Renewal Notice is not received by such date, the Term will automatically continue past the Earliest Expiration Date on a month-to-month basis (such month-to-month Agreement period, the “Extension Term”). As used in this Agreement, the Term will include any Extension Term. If Member wishes to terminate the Agreement effective as of a date within the Extension Term (if any) Member may send written notice of termination to Industrious at any time, which will cause the Agreement to terminate as of the last day of the applicable calendar month, depending on the type of Agreement that Member has purchased, as follows:

I.	Month-to-Month Agreements Only:

(a)	One Month Termination Option Not Selected: If the One Month Termination Option has not been selected by Member, as specified on page one of this Agreement, upon Industrious’s receipt of Member’s Non-Renewal Notice, the Agreement will terminate effective as of the last day of the second (2nd) full calendar month following Industrious’s receipt of the Non-Renewal Notice. For example, if Member gives notice of termination on February 1st or February 25th, the last day of Member’s membership will be April 30th.

(b)	One Month Termination Option: If the One Month Termination Option has been selected by Member, as specified on page one of this Agreement, upon Industrious’s receipt of Member’s Non-Renewal Notice, the Agreement will terminate effective as of the last day of the first (1st) full calendar month following Industrious’s receipt of the Non-Renewal Notice. For example, if Member gives notice of termination on February 1st or 25th, the last day of Member’s membership will be March 31st.

II.	All Other Agreements: For all Agreements with an initial Term other than month-to-month, upon Industrious’s receipt of a Non-Renewal Notice, the Agreement will terminate effective as of the last day of the second (2nd) full calendar month following Industrious’s receipt of the Non-Renewal Notice. For example, if Member gives notice of termination on February 1st or 25th, the last day of Member’s membership will be April 30th.

Simultaneously with Member’s execution of this Agreement, Member will deliver to Industrious a security deposit in the amount described above (the “Security Deposit”); provided that if the Premises (as defined hereunder) has not yet opened for business as of the Contract Date, and if the License Start Date is more than thirty (30) days after the Contract Date, $250 of the Security Deposit must be paid upon execution of this Agreement by Member and the balance of the Security Deposit must be paid no later than thirty (30) days prior to the License Start Date.

This Agreement may be executed in counterparts, each of which will be deemed an original and all of which taken together will constitute one and the same agreement. Signatures to this Agreement transmitted by electronic means will be valid and effective to bind the party so signing. This Agreement will not be valid until approved and signed by an authorized representative of each party hereto.

By signing below, each party acknowledges that it has read and understood this Agreement and agrees to be bound by its terms, effective as of the Contract Date set forth above.

Industrious:		Member:

By:	/s/ Claire Contonente	By:	/s/ Trent McKendrick
Name:	Claire Contonente	Company Name:	Lever
Title:	Community Manager	Contact Name:	Trent McKendrick
		Title:	CEO

Industrious Membership Agreement Signature Page

Industrious

OPTIONAL SERVICES

(additional fees required)

Additional conference room hours: $25/half hour

Dedicated internet (100% fiber dedicated bandwidth): $10.00 per Mbs/company/month

Public IP Address: $20.00 / month

Phone service (without phone): $40.00 / month

Phone service (with phone): $60.00 / month

Phone tree (basic): $40/month

Phone tree (enhanced): $120/month

Call recording: $50/month

Port in a number (transfer existing number to your new Industrious phone): $15/month

Port out a number (transfer an Industrious number to a new line/phone): $30

Conference bridge: $20.00 / month

Fax to email: $30.00 / month

Logo: $150 / logo

Industrious

MEMBERSHIP TERMS AND CONDITIONS

These Membership Terms and Conditions are incorporated into and made part of the Membership Agreement (“Agreement”) entered into by and between the Industrious entity or entities (“Industrious”) and the member (“Member”) set forth on the Agreement signature page. Capitalized terms not otherwise defined herein have the meanings ascribed to them on the Agreement signature page.

Section 1. Office Space and Services

(a)	Office Space. Subject to these terms and conditions and payment of all applicable fees, Industrious will permit Member to access and use the number and configuration of furnished workspaces and workstations specified on the Agreement signature page (the “Office Space”), located at the property, building, or space owned, leased, or otherwise controlled by Industrious indicated on the Agreement signature page (the “Premises”).

(b)	Start Date. Industrious will use commercially reasonable efforts to make the Office Space available to Member as of the date specified on the Agreement signature page as the License Start Date, provided that if Industrious is unable to make the Office Space available on the date specified, the term “License Start Date” will mean the date Member actually receives access to the Office Space. Member’s payment obligations will begin on the License Start Date. Industrious reserves the right to relocate, reduce or increase the size, number, or configuration of the Office Space from time to time, in which case the applicable fees will be proportionately reduced or increased, as determined in Industrious’s sole discretion; provided that no such relocation or increase shall result in an increase of the monthly License Fee by more than 10% of the then-current monthly License Fee without Member’s prior written consent. Industrious will provide Member with reasonable advance written notice should changes to the Office Space or License Start Date be necessary.

(c)	Services. The Premises will include standard power outlets, common area restrooms and a common area kitchen. For common use within the Premises, Industrious will use good faith efforts to provide certain services (collectively, the “Services”), such as access to and use of shared internet connection and printers/scanners and other services as may be described in the Member handbook provided to Member. Any or all of the Services may be provided by Industrious, an affiliate of Industrious, or any third party service provider designated by Industrious from time to time in its sole discretion. All Services, other than shared internet connection and printers/scanners, that may be provided by or on behalf of Industrious may be added, deleted, or changed at any time at the sole discretion of Industrious, with or without prior notice to Member.

(d)	Business Hours. Business hours for the Premises may vary by location—the hours of operation in effect will be posted at the Premises or otherwise made available to Member. Industrious reserves the right to close the Premises on national holidays and on days with inclement weather at the discretion of Industrious. Certain Services may be available only during regular business hours, excluding holidays. The Premises may be accessible outside of business hours using the key card assigned to Member, in accordance with the procedures set forth in the Member handbook or other policy documents applicable to the particular Industrious location.

(e)	Software. In order to receive certain Services (including but not limited to access to the network, shared printing, etc.), Member may be required to install on Member’s computer device certain drivers or software tools (collectively, “Software”). Member acknowledges and agrees that Software may be owned, controlled, or provided by third parties, and that the installation or use of any Software may be subject to separate licenses, terms, conditions, or restrictions. Industrious provides no warranties with respect to the Software (even if provided by or through Industrious), and as a condition of use of the Software, Member, on behalf of itself and its employees, agents, and invitees, waives any claim against Industrious, its affiliates, and any person acting on behalf of Industrious or its affiliates arising from or in conjunction with the installation or use of such Software.

(f)	Specific Services. Industrious will accept mail on behalf of Members. However, Industrious will not be responsible for any items received on behalf of Member. If Member expects a special delivery or package, Member must provide Industrious with reasonable notice and instructions, if necessary, in order for Industrious to accept such delivery. If Member’s membership package includes a monthly allowance of conference room hours, such monthly allowance will not be rolled over from one month to the next.

(g)	Maintenance. Industrious will use commercially reasonable efforts to maintain the Premises in good functional condition; provided that Member is and will remain responsible for, and will indemnify, defend and hold harmless Industrious, Landlord (as defined hereunder), and their respective affiliates for any and all damage to the Office Space, Premises and/or the building in which the Premises is located, exceeding normal wear and tear, caused by Member or its agents, employees and invitees, and for the acts and omissions of Member and its employees, agents, or invitees. Member shall take good care of all parts of the Office Space, Premises and/or the Building, including any equipment, fixtures and furnishings, which Member is permitted to use hereunder. Member shall not alter any part of the Office Space, Premises and/or building or Industrious’s equipment, fixtures or furnishings.

(h)	Industrious Access. Member acknowledges that Industrious and its designees will at all times have access to the Office Space, upon at least 24 hours’ notice to Member (except in case of an emergency, which shall be determined in Industrious’s sole discretion, and for routine janitorial or similar access), for purposes including but not limited to the maintenance and safety of the same and any emergency situations. Industrious may temporarily move and/or replace parts and components of the Office Space in Industrious’s sole discretion. Notwithstanding the foregoing, except in the case of emergency, Industrious will use commercially reasonable efforts not to disrupt Member’s business in or use of the Office Space.

(i)	License Only. Notwithstanding anything herein to the contrary, this Agreement is a revocable license to access the Office Space and receive certain Services, upon the terms and conditions set forth herein. The relationship between Industrious and Member is that of a licensor and licensee only, and not a landlord-tenant or lessor-lessee relationship. This Agreement will not be construed to grant Member any right, title, interest, easement, or lien in or to Industrious’s business, the Office Space, the Premises, or anything contained therein, nor will this Agreement be interpreted or construed as a lease. Member acknowledges that this Agreement creates no tenancy interest, leasehold estate, or other real property interest in Member’s favor and Member hereby waives any and all claims and/or defenses based upon any such interest.

Section 2. Term and Termination of Agreement

(a)	Term. The Term of this Agreement is set forth on the Agreement signature page.

(b)	Termination for Breach. Industrious may terminate this Agreement in its sole discretion, effective immediately if Member or any of its agents, employees, or invitees breaches any provision in this Agreement or violates any Industrious rules, policies, or codes of conduct. Provided that, if Member fails to pay any fee when due, if it is Member’s first delinquency in any twelve (12)-month period, Industrious will send Member written notice of the delinquency, and Member will have five (5) days from the date of such notice to cure the delinquency by paying all amounts owed (including late fees and finance charges, as applicable). Member is only entitled to one notice and cure period per twelve (12)-month period, and for any subsequent delinquency Industrious may terminate Member’s license and membership immediately, in Industrious’s sole discretion.

(c)	Termination for Convenience. Industrious may terminate this Agreement (i) immediately in the event that Industrious’s rights in the Premises terminate or expire for any reason; or (ii) upon thirty (30) days’ written notice to Member in Industrious’s sole and absolute discretion.

(d)	Removal of Property upon Termination. On or prior to the termination or expiration of this Agreement, Member will remove all of its property from the Office Space and Premises, leaving them in the same condition as they were in when Member moved in, reasonable wear and tear excepted, it being understood and agreed that member has no right to continue to use and/or access the Office Space or any Services after the expiration or termination of this Agreement. In addition to any other rights and remedies Industrious has hereunder, Industrious will be entitled to remove and dispose of any of such property remaining in or at the Office Space or the Premises after the termination of this Agreement in any way that Industrious chooses, without notice to Member (whether belonging to Member or its employees, agents, or invitees), and without waiving its right to claim from Member all expenses and damages caused by Member’s failure to remove such property, and Member and any other person or entity shall have no right to compensation from or any other claim against Industrious as a result

(e)	Effect of Termination. Following the termination or expiration of this Agreement for any reason, Member will remain liable for all amounts due or owing as of the effective date of such termination or expiration (regardless of the date Member vacates any or all of the Office Space or the Premises). Without limiting the foregoing, if this Agreement is terminated for breach pursuant to Section 2(b) above, Member will remain liable for (x) all License Fees and any other fees owed through the remainder of the Term, and (y) the full amount of any fees that Industrious paid to a broker in connection with this Agreement (“Broker Fees”). All such License Fees and Broker Fees will be due and payable immediately upon such termination pursuant to Section 2(b). In the event this Agreement is terminated for convenience pursuant to Section 2(c) above, Industrious will within a reasonable time following the effective date of the termination return to Member any pre-paid License Fees or other fees applicable to the post-termination period. This Section 2 and Sections 4 through 7 of this Agreement will survive the termination or expiration of this Agreement for any reason, as will all other provisions of this Agreement that may be reasonably expected to survive such termination or expiration.

Section 3. Fees

(a)	License Fees. Beginning on the License Start Date, and continuing during the Term of this Agreement, Member will pay, in advance, the monthly license fee specified on the Agreement signature page (“License Fee”). The License Fee is due on or before the 1st of each month during the Term, provided that if the License Start Date falls on a date that is not the 1st day of the month, then on the License Start Date Member will pay the pro rata portion of the monthly License Fee for the remainder of that month. All License Fees must be paid in U.S. dollars. All amounts paid under this Agreement are nonrefundable and noncancellable, except as expressly provided herein. When Industrious receives funds from Member, such funds will be applied first to any past-due balances, oldest to newest, then to any current monthly fees due and owing. License Fees are subject to change during the Extension Term (if any) as set forth in Section 7(m) hereunder.

(b)	Other Fees. Where permitted under state law, credit card and debit card transactions may be subject to an extra charge (a “Surcharge”) in an amount that is commensurate with Industrious’s cost to accept and process credit card and debit card transactions. Any such Surcharge will be identified on the Agreement signature page and on the Member’s monthly invoice. Payments made by ACH will not be subject to a Surcharge. A ten percent (10%) late fee will be charged on any outstanding balance existing on the 5th day of any month. Additionally, Member may be subject to additional fees for returned checks or other declined payments due to insufficient funds, as set forth in fee schedules published or posted by Industrious from time to time. Member acknowledges that all fees are subject to change from time to time at the discretion of Industrious. Any late fees or charges are in addition to any other rights and remedies Industrious may have for Member’s breach of this Agreement.

(c)	Security Deposit. The Security Deposit must be paid in the amount and at the time set forth on the Agreement signature page. The Security Deposit will be refunded to Member within forty-five (45) days after termination of this Agreement, subject to the complete satisfaction of Member’s obligations under this Agreement, as determined by Industrious in its sole discretion. The Security Deposit will be held by Industrious, without liability for interest, as security for the performance by Member of Member’s covenants and obligations under this Agreement. Member acknowledges and agrees that the Security Deposit will not be considered an advance payment of the License Fee or a measure of Member’s liability for damages in case of default by Member. Industrious may, from time to time and without prejudice to any other remedy, use the Security Deposit to the extent necessary to make good any arrearages of the License Fee or to satisfy any other covenant or obligation of Member hereunder. Following any such application of the Security Deposit, Member will pay to Industrious on demand the amount so applied in order to restore the Security Deposit to its original amount. To the extent of any unapplied Security Deposit after the termination of this Agreement, Industrious will only refund the same to Member, unless an authorized representative of Member directs Industrious in writing to send the refund to another person or location. If during the Term of this Agreement, Member changes the Office Space to one(s) carrying higher License Fees, Member will deliver to Industrious the incremental increase in the Security Deposit as required by Industrious.

(d)	Suspension of Services. Industrious may withhold or suspend any Services and/or access to the Office Space and the Premises while there are any outstanding amounts due or Member is otherwise in breach of this Agreement, in addition to any other rights and remedies Industrious may have. In the event that Industrious withholds services from Member pursuant to the foregoing, Industrious shall not be liable for any claim of business interruption or for any indirect, incidental, special, consequential, exemplary or punitive damages arising out of such actions.

(e)	Form of Payments. Payments for License Fees and other fees hereunder may be made by ACH bank transfer, most major credit cards, debit cards, and checks drawn on U.S. bank accounts. Industrious may offer discounts off its regular License Fee and other fee rates for payments made by ACH bank transfer. Any such discounts will be reflected on the signature page of this Agreement. Any applicable ACH discount will be refunded to Member reasonably promptly after payment is made by member in full.

Section 4. Member Obligations

(a)	Background Checks. Industrious reserves the right to conduct a basic criminal and OFAC background check on any or all of Member’s owners, officers, employees and agents who will be granted access to the Premises (particularly if Member desires after-hours access for such persons), and Member agrees to use good faith efforts to assist Industrious with the same, at no cost of Member. After-hours access may only be granted to those persons who pass such background check to Industrious’s sole and absolute satisfaction. Member represents and warrants that neither Member, nor any of its owners, officers, employees or agents has been or will be: (a) designated as a “blocked person” as such term is described in Executive Order 13224, issued September 23, 2001 by George W. Bush, President of the United States; or (b) a person or entity described either as a Specially Designated Global Terrorist or a Specially Designated Nationals and Blocked Persons by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury. The continued accuracy throughout the Term of this Agreement of the foregoing representation and warranty is an ongoing material condition to this Agreement and, accordingly, Member has the obligation during the Term to immediately notify Industrious by written notice if the foregoing representation and warranty should ever become false. Any breach of the representation and warranty or failure on the part of Member to so update Industrious constitutes a breach of this Agreement.

(b)	Security. Industrious makes no warranty or representation to Member with respect to any security services or systems and Industrious expressly disclaims any liability related to the wrongful access, use or disclosure of any data or information that is processed, stored or transmitted through or by the Services, which includes without limitation, the Software. Member shall be fully responsible for the safety and security of its personal property brought into the Office Space, Premises and/or building. As between Industrious and Member, Member shall also be fully responsible for any liability related to the wrongful access, use or disclosure of any data or information that is processed, stored or transmitted through or by the Services, which includes without limitation, the Software. Industrious shall not be liable to Member on account of any loss, injury, liability, damage or theft to any business or personal property of Member, its owners, officers, employees, agents and invitees, other than as a result of Industrious’s gross negligence or willful misconduct. Member acknowledges that all keys, key cards, key fobs, and other such items used to gain physical access to the building, Premises and/or the Office Space remain the property of Industrious, or its landlord or the owner of the Premises or each of their respective affiliates (as applicable, “Landlord”). Member will not attempt to (or allow others to) gain unauthorized access to any computer systems located at or serving the Premises or any content or data of Industrious, other members, or any other person. Neither Member nor any of its agents, employees or invitees are permitted to enter any other office space in the Premises. Member will use its best efforts to safeguard the Premises and Industrious’s property and will be liable for all costs and expenses should any such property be lost or damaged as a result of Member’s and/or its employees’, agents’ or invitees’ acts or omissions. Member is solely responsible for maintaining all necessary security and control of any and all user names, passwords, or any other credentials issued to or used by Member or its employees, agents or invitees, for use with Industrious’s computer systems, networks, or other Services provided under this Agreement. Member will not allow (and will instruct its employees and agents to not allow) a party unknown to them to enter the Office Space or the Premises and acknowledges that such action may result in the termination of this Agreement. Member is and will remain responsible for the actions or omissions of all persons that Member or its employees, agents or invitees allow or invite to enter the Office Space or the Premises.

(c)	Complaints. Member agrees that all issues and complaints relating to the Office Space or other members will be directed solely to Industrious. Member will have no direct access to or communication with the Landlord (if other than Industrious), and Member agrees not to send any complaints or demands to the Landlord directly.

(d)	Privacy Policy. Member agrees that the use of Industrious’s online portal and website are subject to Industrious’s Portal Terms of Use and Privacy Policy, which are available at www.industriousoffice.com/portalterms/ and www.industriousoffice.com/privacypolicy/, respectively, and which are subject to change from time to time in Industrious’s sole discretion.

(e)	Rules and Policies. Additional rules may be set forth in the Member handbook or other policy documents applicable to each Industrious location, which are subject to change from time to time in Industrious’s sole discretion. Member agrees to abide by all rules and policies as determined by Industrious from time to time, whether communicated to Member verbally, by email, other written notice or public posting. Without limiting the foregoing, Industrious may require Member and each of its owners, officers, employees, agents and invitees who will be granted access to the Premises to agree to and sign Industrious’s Anti-Harassment Policy prior to using the Office Space or Services.

(f)	Prohibited Conduct. In addition to any other applicable rules and policies issued by Industrious, Member agrees to the following terms and conditions:

(i)	No Assignment or Sublicense. Member may not sell, lease, license, distribute or grant any interest in the Office Space or any of the Services to any third party. Further, Member may not assign this Agreement in whole or in part, or otherwise transfer, sublicense or otherwise delegate any of Member’s rights or obligations under this Agreement, to any third party.

(ii)	No Alterations. Member may not alter the Office Space or Premises in any manner or attach or affix any items to the walls, floors or windows, without the prior written consent of Industrious.

(iii)	No Unapproved Items. Member may not store any of its property or materials in any area of the Premises, except the Office Space. Member may not bring any additional furniture, furnishings or decorations into the Premises or Office Space or install any satellite or microwave antennas, dishes, cabling or telecommunications lines in the Premises or Office Space without the prior written consent of Industrious in its sole discretion. Member acknowledges that carts, dollies and other freight items may not be used in the passenger elevator except by appointment made with Industrious, at Industrious’s sole discretion.

(iv)	No Retail Use. Member will use the Office Space solely as general office space in the conduct of Member’s business and for no other use whatsoever. Use of the Office Space for retail, medical or other type of business involving frequent visits by members of the public, manufacturing, or for any other use prohibited by the Member handbook is not permitted. Regular use of the Office Space is limited to those persons subject to background checks as set forth in this Agreement.

(v)	No Illegal Activities. Member may not use the Premises, any Services, or any Industrious computer systems or networks to conduct or pursue any illegal activities, including but not limited to, downloading, distributing or viewing any illegal content, engaging in any activity in violation of OFAC regulations, and/or illegally downloading any copyrighted content, or any other activity that violates any intellectual property rights, and any such conduct using the Premises or Industrious’s systems or networks may result in immediate termination of this Agreement.

(vi)	No Offensive Behavior. Member may not conduct any activity in the Office Space, Premises and/or the building that is harmful, threatening, abusive, harassing, tortious, defamatory, vulgar, obscene, libelous, invasive of another’s privacy, hateful, or racially, ethnically or otherwise generally regarded as offensive to other people, including but not limited to, involvement in hate groups or activities involving pornographic or sexually explicit materials or obscenities, whether written, oral, or in any form or medium. Member will refrain from any activities that may be disruptive, a nuisance or an annoyance, including but not limited to, acts of disorderly nature or excessive noise. Member may not conduct any activity which may be hazardous to other persons in the building. Industrious may determine at its sole discretion what activities may be deemed offensive, disruptive or hazardous.

(vii)	No Malware, Spamming. Member may not upload any files that Member knows or suspects to contain or may contain viruses, Trojan Horses, worms, time bombs, corrupted files, or any other malicious code, whether known or unknown that may damage or disrupt Industrious’s or any other person’s computer systems or networks. Member will take precautions to prevent the spread of viruses, including but not limited to, using up-to-date anti-virus software, enacting policies to avoid opening suspicious emails, and avoiding suspicious websites. Spamming other members or any other persons is strictly prohibited, and any such conduct using the Premises or Industrious’s systems or networks may result in immediate termination of this Agreement.

(g)	Personal Information. Member represents and warrants that it has obtained the necessary authorizations and consents for any personal information it processes through the Services, which includes without limitation, the Software.

Section 5. Intellectual Property and Confidentiality

(a)	Trademarks. Member may not use Industrious’s name, logo, trademarks, service marks or domain names (collectively, “Industrious Marks”) in any way in connection with Member’s business, without the express written consent of Industrious, in its sole discretion. Member will comply with all standards established by Industrious from time to time with respect to the Industrious Marks. Member hereby acknowledges and agrees that all right, title, and interest in and to the Industrious Marks belong to Industrious, and that all usage and goodwill of the Industrious Marks will inure only to the benefit of Industrious. Member will not use, register, or attempt to register any trademarks or domain names that are confusingly similar to the Industrious Marks, nor use the Industrious Marks in any manner that would indicate that Member has any rights thereto. If consent to use the Industrious Marks is granted as set forth above, Industrious reserves the right to revoke Member’s rights to use the Industrious Marks at any time in Industrious’s sole discretion.

(b)	Publicity. Member may use the address of the Office Space as its business address, but only during the Term of this Agreement. Member may not use photos or illustrations of the Premises, or any Industrious Marks, in any of Member’s marketing materials or in any other manner without the express written consent of Industrious. Further, no press release, advertising, sales literature or other publicity statements relating to the existence or substance of this Agreement or the relationship of the parties may be made by Member without the prior written approval of Industrious. Member grants Industrious and its affiliates the right to use Member’s trade name(s), logos and/or trademarks in Industrious’s materials prepared for its shareholders or members, or prospective shareholders or members.

(c)	Member Directory. Industrious may place Member’s name and contact information in a directory of Industrious members; provided that Member will be given the opportunity to “opt-out” of such listing which it may do at any time.

(d)	Photo and Video Shoots. Member acknowledges that promotional photography and/or video recording (a “Shoot”) may occur in the Premises (but not within the Office Space) from time to time. Industrious will provide Member with reasonable advance notice of any such Shoot, and at such time Member may request that Industrious endeavor to avoid capturing Member’s name, likeness, image, voice and/or appearance in the background any such recordings. Industrious will use commercially reasonable efforts to comply with Member’s request. Subject to the foregoing, by entering that portion of the Premises in which a Shoot is taking place, Member and Member’s employees, agents, and invitees consent to such photography and/or video recording and the release, publication, exhibition or reproduction of such recordings in which they may appear for promotional purposes by Industrious and its affiliates and representatives. Subject to the foregoing, Member and its employees, agents, and invitees each hereby releases and discharges Industrious and its agents, representatives, and assignees from any and all claims and demands arising out of or in connection with the use of the name, likeness, image, voice, or appearance of Member or any of its employees, agents, or invitees, including any and all claims for invasion of privacy, right of publicity, misappropriation, misuse, and defamation. Member represents and warrants to Industrious that its employees, agents, and invitees will have been informed of and agreed to this consent, waiver of liability, and release before they enter that portion of the Premises in which a Shoot is taking place.

(e)	Sensors. Member acknowledges that Industrious does or may utilize sensors that record usage of the Premises, excluding the Office Space, and amenities (the “Sensors”), and consents to the use of the Sensors. The Sensors monitor, among other things, the number of people utilizing a particular space or amenity, the times that a particular space or amenity is used, etc. Low resolution images may be captured, which will be processed by automated software, for the purpose of counting people and upon the completion of said task, the image will be deleted. No sound recordings will be made or captured and no high resolution photographs or videos will be taken. The data collected is anonymous aggregated data. Prior to the implementation of any sensors, Industrious will contractually prohibit vendors of any sensors used from combining any anonymous aggregated data with other data in any manner that could make it personally identifiable data. Industrious will use the data collected for improving or developing its service or products, or for any other lawful business purpose. Subject to the foregoing, Member and its employees, agents, and invitees each hereby release and discharge Industrious and its agents, representatives, and assignees from any and all claims and demands arising out of or in connection with the use of the Sensors, including any and all claims for invasion of privacy, right of publicity, misappropriation, misuse, and defamation. Member represents and warrants to Industrious that its employees, agents, and invitees will have been informed of and agreed to this consent, waiver of liability, and release before they enter that portion of the Premises in which the Sensors are being used.

(f)	Confidential Information. Member may receive or learn certain confidential information about Industrious or Industrious’s other members, including without limitation, information regarding its or their business operations, business and marketing plans, pricing, technology, finances and methods (collectively, “Confidential Information”). Member agrees to hold all Confidential Information, whether belonging to Industrious or its other members, in strict confidence and to take all reasonable precautions to protect such Confidential Information. All terms and conditions of this Agreement (including, without limitation, pricing-related information) shall be deemed Confidential Information. Member acknowledges that any disclosure or unauthorized use of Industrious’s Confidential Information will constitute a material breach of this Agreement and cause substantial harm to Industrious for which damages would not be a fully adequate remedy. In the event of any such breach, Industrious will have, in addition to any other available rights and remedies, the right to injunctive relief (without being required to post any bond or security). If an employee or agent of Industrious becomes aware of any Confidential Information of Member, Industrious agrees to cause such employee or agent to hold such Confidential Information in strict confidence and to take all reasonable precautions to protect such Confidential Information, except any disclosure required by law, court order or in connection with a breach of this Agreement by Member.

Section 6. Liability

(a)	Waiver of Claims. Member will be solely responsible for maintaining the insurance coverage required hereunder and Member will look solely to such insurance for any and all claims, damages, costs, expenses, liabilities and rights it may have, except to the extent arising or resulting from the gross negligence or willful misconduct of an Industrious Party (defined hereunder). To the maximum extent permitted by law, Member, on its own behalf and on behalf of its owners, officers, employees, agents and invitees, hereby Waives (as defined hereunder) any and all claims, actions, damages, costs, expenses, liabilities and rights against Industrious, Landlord, their respective affiliates, and each of their respective past, present and future principals, members, assignees, managers, directors, officers, employees, agents, successors and assigns (each an “Industrious Party” and collectively, “Industrious Parties”) arising or resulting from (i) any injury or damage to, or destruction, theft, or loss of, any tangible or intangible property located in or about the Office Space, the Premises or the building in which the Premises is located, (ii) any personal injury, bodily injury or property damage (as such terms are defined by insurance regulations) occurring in or at the Office Space, the Premises or the building in which the Premises is located, (iii) the wrongful access or use of any data or information, or (iv) any loss of use or interruption of Member’s business or any interruption or stoppage of any Service, except to the extent arising or resulting from the gross negligence or willful misconduct of an Industrious Party. For purposes of this Agreement, “affiliates” of Industrious or of Landlord include any person or entity that controls, is controlled by, or is under common control with Industrious or Landlord, respectively, including without limitation, any subsidiaries or parent companies; and the term “Waives” means that Member, and its owners, officers, employees, agents and invitees waive and knowingly and voluntarily assume the risk of.

(b)	Disclaimer of Warranties. Industrious expressly disclaims and excludes all warranties, whether express, implied or statutory, with respect to the Office Space, the Premises and the Services provided by or on behalf of Industrious, including but not limited to, any warranty of merchantability, fitness for a particular purpose, non-infringement, habitability, or quiet enjoyment, or any warranties that may have arisen or may arise from course of performance, course of dealing or usage of trade. Industrious makes no representations or warranties regarding the quality, reliability, timeliness or security of the Office Space or any Services provided by or on behalf of Industrious, or that any Services will be uninterrupted or operate error free. The Office Space, Premises and Services provided by Industrious are provided “as is” and “with all faults”.

(c)	Limitation of Liability. The aggregate monetary liability of the Industrious Parties to Member, its owners, officers, employees, agents and invitees for any reason and for all causes of action, whether in contract, in tort, or otherwise, not otherwise waived as set forth above, will not exceed the total fees paid by Member to Industrious under this Agreement during the twelve (12)-month period prior to the date on which the cause of action accrued. Notwithstanding anything herein to the contrary, in no event will any Industrious Party be liable for any claim or cause of action, whether in contract, in tort, or otherwise for any indirect, special, consequential, exemplary, or punitive damages, including but not limited to, loss of profits or business interruption, even if Industrious has been advised of such damages. Member acknowledges that Industrious’s obligations under this Agreement are consideration for the foregoing limitations of liability. The limitations, waivers, disclaimers and exclusions in this Agreement apply to the maximum extent allowed by law, even if a remedy fails its essential purpose.

(d)	Limitation of Actions. To the extent not otherwise waived as set forth above, unless otherwise prohibited by applicable state or federal law, Member must commence any action, suit or proceeding against any Industrious Parties, whether in contract, tort, or otherwise, within one (1) year of the cause of action’s accrual and Member, on its own behalf and on behalf of its owners, officers, employees, agents and invitees, hereby Waives any claims not brought within such time period.

(e)	Indemnification. Member will indemnify, defend and hold harmless each of the Industrious Parties from, and against any and all actual claims, actions, proceedings, damages, liabilities, costs and expenses of every kind, whether known or unknown, including but not limited to reasonable attorney fees (collectively, “Claim(s)”), to the extent resulting from or arising out of (i) any breach of this Agreement by Member or Member’s owners, officers, employees, agents, or invitees; or (ii) any actions, errors, omissions, negligence, willful misconduct or fraud of Member or Member’s owners, officers, employees, agents or invitees. If any such Claim is brought against any of the Industrious Parties, Member will defend the Claim at Member’s expense, upon written notice from Industrious, using counsel approved by Industrious in writing, such approval not to be unreasonably withheld. The Industrious Parties’ refusal to consent to a settlement shall not be deemed unreasonable when the proposed settlement requires or results in the Industrious Parties, or any one of them, admitting to any wrongdoing or liability.

(f)	Insurance Requirements. Member, at its expense, will maintain at all times during the Term of this Agreement the following insurance policies: (i) personal property insurance covering any and all personal property of Member and its owners, officers, employees, agents and invitees from time to time, within the Office Space, the Premises and/or the building in which the Premises is located, (ii) workers’ compensation insurance in the minimum amounts required under applicable state law, (iii) commercial general liability insurance covering personal injury, bodily injury and property damage of no less than $1,000,000 and (iv) business interruption insurance . All insurance policy(ies) required to be carried by Member must (1) name, as additional insureds, Industrious and its Landlord(s) (including any master landlord and their respective lender(s)), or other persons with responsibility for the Premises whom Industrious may designate in writing to Member, and (2) be endorsed to waive all rights of subrogation against Industrious and its Landlord(s). Upon request from Industrious, Member will promptly provide proof of insurance required to be carried above, and in the form required above, including without limitation, the inclusion of the required additional insureds and waivers of subrogation. Further, Member, on its own behalf and on behalf of its employees, agents and invitees, hereby releases Industrious from any liability resulting from, and agrees to waive all rights of recovery against the Industrious Parties, on account of any and all claims it may have against the Industrious Parties, and shall cause its insurance company to waive all such claims by way of subrogation or otherwise. If Member fails to maintain any insurance required hereunder, Industrious’s failure to take any action regarding such breach, including but not limited to, requesting or requiring proof of the existence of any such insurance at any time, and/or providing notice to Member of any such non-compliance, will not be considered or construed in any manner as a waiver of any rights of Industrious for such breach, nor will such failure of Member to carry any such insurance or such failure of Industrious to take any action with regard to such breach impose any obligation or liability on Industrious in any manner. Industrious reserves the right, but will not be obligated, to purchase any required insurance on behalf of Member, at Member’s expense. If Member fails to carry any required insurance and a Claim occurs that would otherwise be covered by Member’s insurance, Industrious, without imposing any liability on Industrious or waiving any rights Industrious has with regard to Member’s breach, may, but will not be obligated to, make a claim under any insurance policy carried by Industrious to cover such Claim, in which event Member will be liable to Industrious for all costs and expenses of Industrious to cover such Claim, including, but not limited to, the applicable deductible and a reasonable portion of the premium as determined by Industrious. Industrious, at its expense, will maintain during the Term insurance in such amounts as required under Industrious’s lease, management agreement or other agreement to operate and manage the Premises as co-working space with its Landlord for the Premises (as applicable, the “Lease”).

(g)	Non-Solicitation. Member will not, during the Term of this Agreement and for a period of one (1) year thereafter, solicit the employment of any officer, employee, contractor, subcontractor or service provider of Industrious, which causes such person, directly or indirectly, to decrease or terminate its employment or business with Industrious. If Member hires any employee, contractor or subcontractor of Industrious during the period described, Member will pay to Industrious an amount equal to such person’s annual salary with or fees from Industrious. Notwithstanding the foregoing, nothing in this paragraph shall restrict or preclude Member from hiring any person who responds to a general solicitation of employment through an advertisement not targeted specifically at Industrious or its employees.

Section 7. General

(a)	Breach of Agreement. In the event of a breach of this Agreement by Member, Industrious will have any and all rights and remedies available to Industrious as set forth in the Agreement, at law and/or in equity, including without limitation, recovery of all court costs and reasonable attorneys’ fees incurred by Industrious in pursuing such remedies, whether legal action is filed or not, all of which rights and remedies are cumulative and not exclusive of each other.

(b)	Entire Agreement. This Agreement, including all schedules and attachments incorporated by reference, sets forth the entire understanding of the parties relating to its subject matter, and all other understandings, written or oral, are superseded. This Agreement will also be deemed to include all policies, procedures, and requirements published by Industrious from time to time, with which Member hereby agrees to comply. Except as otherwise provided in this Agreement, this Agreement may not be amended except in a writing executed by both parties.

(c)	Subordination. Notwithstanding anything herein to the contrary, this Agreement is at all times subject and subordinate to the Lease with Landlord and to any other agreements to which the Lease is subject or subordinate. Member acknowledges that Member has no rights under the Lease.

(d)	Governing Law; Venue. This Agreement is governed by the laws of New York, without giving effect to any conflict of law principle that would result in the laws of any other jurisdiction governing this Agreement. Except that either party may seek equitable relief from any court of competent jurisdiction in New York County, New York, any dispute arising out of or relating to this Agreement—including the breach, termination, and validity of this Agreement, and the arbitrability of any claim—that cannot be resolved amicably by mutual agreement shall be finally settled by confidential and binding arbitration in accordance with the arbitration rules of JAMS then in force by one or more arbitrators appointed in accordance with said rules. The place of arbitration shall be New York County, New York. In any action, suit or proceeding between Industrious and Member, including any appellate or alternative dispute resolution proceeding, to enforce rights under this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party, in addition to any other relief awarded, all of its costs and expenses in connection therewith, including, but not limited to, reasonable attorneys’ fees.

(e)	Class Action Waiver. Any proceeding to resolve any dispute relating to or arising under this Agreement in any forum will be conducted solely on an individual basis. Neither party will assert any claim (including counterclaim) against the other in arbitration or litigation on a class or consolidated basis, and neither party will pursue or participate in any claim against the other in a representative or private attorney general capacity. No proceeding will be combined with another without the prior written consent of all parties to all affected proceedings. This class action waiver precludes Industrious and Member from pursuing, participating in, or being represented in any class, consolidated, or representative action regarding any claim against the other.

(f)	Waivers. Neither party will be deemed by any act or omission to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by the waiving party, and then only to the extent specifically set forth in writing. No delay or omission by any party in exercising any of said rights or remedies shall operate as a waiver thereof. Further, one or more waivers of any covenant or condition by either party will not be construed as a waiver of a subsequent breach of the same covenant or condition, and the consent or approval by either party to or of any act requiring such consent or approval will not be deemed to render unnecessary future consent or approval to or of any subsequent similar act.

(g)	Relationship of the Parties. The parties to this Agreement are independent contractors and will not be considered agents, employees, servants, joint venturers, or partners of one another. Neither party has the authority to bind the other party except as explicitly set forth in this Agreement, and neither party will make any representation or warranty otherwise. Industrious will have no responsibility for any fee or expense incurred by Member in connection with either party’s performance this Agreement, or provision or use of the Services.

(h)	Successors and Assigns. In the event of any transfer or transfers of Industrious’s interest in the Premises, Industrious will automatically be relieved of any and all respective obligations accruing from and after the date of such transfer. Following any such transfer(s), all rights, obligations and interests of Industrious under this Agreement will apply to, inure to the benefit of, and be binding on any such successors and assigns of Industrious.

(i)	No Third-Party Beneficiaries. Except for third parties entitled to indemnity under this Agreement or third parties whose liability is specifically limited pursuant to the terms of this Agreement, the parties to this Agreement do not intend to confer any right or remedy on any third party.

(j)	Force Majeure. Neither party is liable for, and will not be considered in default or breach of this Agreement on account of, any delay or failure to perform as required by this Agreement (with the exception of Member’s obligation to pay any sum due to Industrious hereunder, including without limitation, the License Fees, which obligation will remain unaffected by the provisions of this paragraph) as a result of any causes or conditions that are beyond such party’s reasonable control and which such party is unable to overcome by the exercise of reasonable diligence, provided that the affected party will use commercially reasonable efforts to promptly resume normal performance. For the avoidance of doubt, Member’s payment obligations under this Agreement remain unaffected by circumstances beyond Industrious’s reasonable control, including public health crises (such as COVID-19) and public health measures in response thereto.

(k)	Severability. If a provision of this Agreement is determined to be unenforceable in any respect, the enforceability of the provision in any other respect and of the remaining provisions of this Agreement will not be impaired.

(l)	Notices. Unless expressly specified otherwise herein, all notices, requests, demands and other communications to be delivered hereunder will be in writing and delivered in person, by nationally recognized overnight carrier, or by registered or certified mail, return-receipt requested and postage prepaid, to the following addresses: if to Industrious, to: Industrious, Attn: Head of Legal, 215 Park Avenue South, 12th Floor, New York, NY 10003; and if to Member: to the address provided by Member upon execution of this Agreement, and if none, then to the Office Space. All notices will be deemed effective as of the date of confirmed delivery or refusal of receipt. In addition to the foregoing methods, notices from Industrious to Member may also be delivered by email to the email address provided by Member upon execution of this Agreement. Notices of non-renewal by Member may, at the Member’s option, be delivered by email to the Industrious email address provided to Member upon execution of this Agreement. Delivery of notices by email hereunder will be deemed effective upon transmission. Each party may update its respective address and/or e-mail address from time to time upon written notice to the other. Member must promptly provide Industrious with any change of address, e-mail address and other contact information (including phone number). Member agrees to accept community-wide emails sent out to all members by Industrious from time to time, which will be the responsibility of Member to review.

(m)	Updates to Agreement; License Fee Changes. Notwithstanding any other provision in this Agreement, Industrious may from time to time update the terms of this Agreement by providing at least thirty (30) days’ notice to Member; provided that such updates shall not materially interfere with Member’s rights under this Agreement or impose any additional material obligations on Member. Member acknowledges that Member’s continued use of the Office Space and/or Services beyond such thirty (30)-day period will constitute acceptance of such updated terms. In addition, License Fees are subject to change from time to time during the Extension Term, if any, in Industrious’s sole discretion upon sixty (60) days’ written notice, provided that price adjustments will not exceed ten percent (10%) at a time. Member acknowledges that Industrious may serve notice of any changes to Services, fees (other than License Fees hereunder) or other updates through community-wide emails sent out to all members or through notices posted at the Premises, and Member agrees to accept and review such community-wide notices.

(n)	Accord and Satisfaction. No payment by Member or receipt by Industrious of a lesser amount than required hereunder will be deemed to be other than on account of the earliest amounts due hereunder, nor will any endorsement or statement on any check or any letter accompanying any check or payment be deemed an accord and satisfaction and Industrious may accept such check or payment without prejudice to its rights to recover the balance of such amounts or pursue any other rights and remedies it has under this Agreement.

(o)	Time of Essence. Time is of the essence with respect to the performance of each of Member’s obligations under this Agreement.

DOCUMENT NAME:	Lever : Los Angeles - 9255 Sunset - License Agreement FINAL

DOC ID:	e94ef53a-b82f-4f69-a692-c9d8f471554e

ELECTRONICALLY SIGNED BY:

Name:	Trent McKendrick
Title:	CEO
Company:	Lever Global Corp
Email:	trentm@leverdebt.com
Date/Time:	June 15, 2022 16:34:03
IP Address:	205.209.24.227

Name:	Claire Contonente
Date/Time:	June 15, 2022 17:10:42
Email:	ccontonente@industriousoffice.com